Exhibit 5.1

February 12, 2008

Board of Directors

ITC^DeltaCom, Inc.

7037 Old Madison Pike

Huntsville, Alabama 35806

Gentlemen:

We are acting as counsel to ITC^DeltaCom, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the registration of 3,300,000 shares (the “Shares”) of the common stock, par value $.01 per share, of the Company (the “Common Stock”) issuable pursuant to the ITC^DeltaCom, Inc. Amended and Restated Stock Incentive Plan, as amended (the “Stock Incentive Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.     An executed copy of the Registration Statement.

2.     A copy of the Stock Incentive Plan, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.     The Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on February 11, 2008 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.     The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.     Resolutions of the Board of Directors of the Company (the “Board”) adopted effective February 6, 2008, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to adoption of the Stock Incentive Plan and the issuance of the Shares and arrangements in connection therewith.

ITC^DeltaCom, Inc.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the following opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Stock Incentive Plan and the award agreements thereunder and (iii) receipt by the Company of consideration for the Shares specified in the applicable resolutions of the Board of Directors and the Stock Incentive Plan and the award agreements thereunder, the Shares that constitute original issuances by the Company will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.
HOGAN & HARTSON L.L.P.